UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
February 23, 2015 (February 22, 2015)

HOME LOAN SERVICING SOLUTIONS, LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	1-35431	98-0683664
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Home Loan Servicing Solutions, Ltd.
c/o Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
George Town, Grand Cayman
KY1-9005
Cayman Islands

Registrant’s telephone number, including area code: (345) 945-3727

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 22, 2015, Home Loan Servicing Solutions, Ltd. (the “Company”), New Residential Investment Corp., a Delaware corporation (“Parent”), and Hexagon Merger Sub, Ltd., a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company and a wholly-owned subsidiary of Parent.

On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each ordinary share, par value $0.01 per share, of the Company (the “Company Shares”) issued and outstanding immediately prior to the Effective Time (other than Company Shares owned by any direct or indirect wholly-owned subsidiary of Parent (other than Merger Sub) or of Merger Sub and Company Shares as to which dissenters’ rights have been properly exercised) will be converted automatically into the right to receive $18.25 per share in cash (the “Merger Consideration”) without interest.

The parties’ obligations to consummate the Merger are subject to certain closing conditions, including approval of the Merger by the requisite vote of the Company’s shareholders, the absence of any legal restraints that would prohibit the consummation of the Merger, the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) and other conditions customary for a transaction of this type.

Each of the Company, Parent and Merger Sub has made certain customary representations, warranties and covenants in the Merger Agreement, including, among other things, covenants by the Company to conduct its business in the ordinary course of business during the interim period between the execution of the Merger Agreement and the consummation of the Merger. The Merger Agreement also provides that the Company may not solicit competing acquisition proposals, subject to certain exceptions designed to allow the Company’s board to fulfill its fiduciary duties.

The Merger Agreement provides for certain termination rights for both the Company and Parent. Upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay Parent a termination fee of $45.4 million. In addition, the Company may be required under certain circumstances to reimburse expenses of the Parent up to $7 million if the shareholders do not approve the transaction.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is attached to this report as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement has been attached as an exhibit to this report to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Merger Sub or to modify or supplement any factual disclosures about the Company in its public reports filed with the U.S. Securities and Exchange Commission (the “SEC”). The Merger Agreement includes representations, warranties and covenants of the Company, Parent and Merger Sub made solely for purposes of the Merger Agreement and which may be subject to important qualifications and limitations agreed to by the Company, Parent and Merger Sub in connection with the negotiated terms of the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to the Company’s SEC filings or may have been used for purposes of allocating risk among the Company, Parent and Merger Sub rather than establishing matters as facts.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2015, the Company’s board approved the Home Loan Servicing Solutions, Ltd. Change in Control Retention Bonus and Severance Plan (the “CIC Plan”) for all employees of the Company (each, a “Participant”), including John P. Van Vlack (President and Chief Executive Officer), James E. Lauter (Senior Vice President and Chief Financial Officer) and Michael Lubin (Senior Vice President and General Counsel).

Retention Bonus

A Participant in the CIC Plan will be eligible to receive a one-time cash bonus (the “Retention Bonus”) subject to such Participant’s continued employment with the Company through the earliest of: (i) in the event of a Non-Asset Sale Change in Control (as defined in the CIC Plan), the three-month anniversary thereof, (ii) in the event of an Asset Sale Change in Control (as defined in the CIC Plan), the six-month anniversary thereof, (iii) December 15, 2015, and (iv) the termination of the Participant’s employment by the Company without Cause (as defined in the CIC Plan). The Retention Bonus will be paid to the Participant on the 60th day following the applicable event. The amount of

Mr. Van Vlack’s Retention Bonus would be $1,250,000, that of Mr. Lauter would be $750,000 and that of Mr. Lubin would be $700,000. The consummation of the Merger would constitute a Non-Asset Sale Change in Control for the purposes of the CIC plan.

A Participant will not be entitled to receive a Retention Bonus in the event of a termination of employment by the Company with Cause, a voluntary termination by Participant or due to Participant’s death or disability.

Severance Protection

In the event that a Participant’s employment is terminated by the Company without Cause at any time on or prior to the 12-month anniversary of an Asset Sale Change in Control or Non-Asset Sale Change in Control (whichever is earlier), the Participant will be eligible to receive a cash payment which is equal to the lesser of: (i) the product of (x) 1.0388%, (y) the number of months of service provided by such Participant (including service with the Company’s predecessor companies) and (z) the Participant’s total annualized cash compensation and (ii) 100% of Participant’s total annualized cash compensation (the “Severance Amount”). Given the number of months of service provided, it is expected that the Severance Amount payable to each of Mr. Van Vlack and Mr. Lauter would be close or subject to the cap on severance pursuant to this calculation, in the amount of $1,229,814 for Mr. Van Vlack and $549,877 for Mr. Lauter. The Severance Amount is payable in a lump sum or in installments subject to certain limitations, at Participant’s election. A Participant who is eligible to receive a Severance Amount will also be eligible for continued health benefits for the remainder of the calendar year, and for those Participants located in the Cayman Islands, an amount for relocation assistance.

The payment of the Severance Amount is subject to the Participant’s execution of a release of claims against the Company. A Participant will not be entitled to receive a Severance Amount in the event of a termination of employment by the Company with Cause, a voluntary termination by Participant or due to Participant’s death or disability.

Waiver of Stock Option Rights; Restrictive Covenants

In consideration of any amount to be paid under the CIC Plan, the Participant must agree to unconditionally relinquish any and all rights that such Participant possesses under the Company’s 2013 Equity Incentive Plan and must agree to the cancellation of such Participant’s stock options, in each case in connection with an Asset Sale Change in Control or a Non-Asset Sale Change in Control.

In addition, as a condition for receiving any payment under the CIC Plan, during the term of a Participant’s employment with the Company and for a period of one year thereafter, the Participant is prohibited from soliciting Company clients, vendors or employees.

The foregoing description of the CIC Plan does not purport to be complete and is qualified in its entirety by reference to the CIC Plan, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 8.01	Other Events.

On February 22, 2015, the Company and Parent issued a joint press release in connection with the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(a)-(c) Not applicable.

(d) Exhibits:

Exhibit No.

2.1	Agreement and Plan of Merger, dated as of February 22, 2015, by and among the Company, Parent, and Merger Sub.*
10.1	Home Loan Servicing Solutions, Ltd. Change in Control Retention Bonus and Severance Plan.
99.1	Joint Press Release, dated February 22, 2015.

*The schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules to the SEC upon request

Forward Looking Statements

This Form 8-K and exhibits hereto contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts included in this report including, without limitation, statements regarding our financial position, business strategy and other plans and objectives for our future operations, are forward-looking statements.

These forward-looking statements include declarations regarding our management’s beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” "might," “should,” “could,” "would," “intend,” “consider,” “expect,” “foresee,” “plan,” “anticipate,” “believe,” “estimate,” “predict” or “continue” or the negative of such terms or other comparable terminology. Such statements are not guarantees of future performance as they are subject to certain assumptions, inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, the following:

•
The ability to close the Merger on the proposed terms and within the anticipated time period, or at all, which is dependent on the parties’ approval to satisfy certain closing conditions, including obtaining Company shareholder approval;

•	The impact of the Merger on third party relationships;

•
The ability to resolve favorably the alleged event of default under the Sixth Amended and Restated Indenture, dated as of January 17, 2014, by and among HLSS Servicer Advance Receivables Trust, Deutsche Bank National Trust Company, HLSS Holdings, LLC, Ocwen Loan Servicing, LLC, Wells Fargo Securities, LLC and Credit Suisse AG, New York Branch;

•
Assumptions about the availability of and our ability to make acquisitions of residential mortgage assets from Ocwen Financial Corporation and its subsidiaries (collectively, "Ocwen") or others on terms consistent with our business and economic model;

•
Estimates regarding prepayment speeds, default rates, delinquency rates, severity, servicing advances, amortization of Notes receivable - Rights to MSRs, custodial account balances, interest income, operating costs, interest costs and other drivers of our results;

•	The potential for fluctuations in the valuation of our Notes receivable - Rights to MSRs and Loans held for investment;

•
The impact of the change in our accounting convention related to the valuation of our Notes receivable - Rights to MSRs and timing and cost of the remediation of a related material weakness in our internal control over financial reporting as described in Part II, Item 4, "Controls and Procedures" of our Amendment No. 1 to Form 10-K filed on August 18, 2014 (the "2013 Form 10-K/A");

•	Assumptions regarding the availability of refinancing options for subprime and Alt-A borrowers;

•	Expectations regarding incentive fees in our servicing contract and the stability of our net servicing fee revenue;

•	Assumptions about the effectiveness of our hedging strategy;

•	Assumptions regarding amount and timing of additional debt or equity offerings;

•	Assumptions related to sources of liquidity, our ability to fund servicing advances, our ability to pursue new asset classes and the adequacy of our financial resources;

•	Assumptions regarding our financing strategy, advance rate, costs and other terms for financing new asset classes;

•	Assumptions regarding margin calls on financing facilities;

•	Changes in rating methodologies by our rating agencies and our ability to obtain or maintain ratings of our financing facilities;

•	Our ability to enforce our contractual remedies against Ocwen;

•	Our status with respect to legal ownership of the rights to mortgage servicing rights we acquired from Ocwen;

•	Our ability to pay monthly dividends;

•	The performance of Ocwen as mortgage servicer;

•	The ability of Ocwen to maintain its residential mortgage servicer ratings and the effects, if any, of any changes in such ratings on our financing arrangements or agreements with Ocwen;

•	Our competitive position;

•	Our dependence on the services of our senior management team;

•	Regulatory investigations and legal proceedings against us;

•	Regulatory investigations and legal proceedings against Ocwen, Altisource or others with whom we may conduct business;

•	Uncertainty related to future government regulation and housing policies;

•	Assumptions regarding our tax rate and decisions by taxing authorities; and

•	General economic and market conditions.

All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those risks specific to our business detailed within this report and our other reports and filings with the SEC, including our 2013 Form 10-K/A and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (the "Q3 Form 10-Q") filed with the SEC. We undertake no obligation to update or revise forward-looking statements¸ whether as a result of new information, future events or otherwise. You should carefully consider the risk factors described under the heading “Risk Factors” within our 2013 Form 10-K/A, Part I, Item 1A and our Q3 Form 10-Q, Part II, Item 1A .

Additional Information About the Merger and Where to Find It

A meeting of the shareholders of the Company will be announced to obtain shareholder approval of the proposed transaction. The Company intends to file with the SEC a proxy statement and other relevant documents in connection with the proposed transaction. The definitive proxy statement will be sent or given to the shareholders of the Company and will contain important information about the proposed transaction and related matters. The Company’s shareholders are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about the Company, Parent and the proposed transaction. Investors may obtain a free copy of these materials (when they are available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at www.HLSS.com or by sending a written request to the Company at Home Loan Servicing Solutions, Ltd. c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, Attention: Secretary.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from the shareholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s shareholders in connection with the proposed transaction, and any interest they have in the proposed transaction, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is included in the 2013 Form 10-K/A and the proxy statement for the Company’s 2014 Annual Meeting of Shareholders filed with the SEC on April 17, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:	February 23, 2015	HOME LOAN SERVICING SOLUTIONS, LTD.
(Registrant)

		By:	/s/ James E. Lauter
James E. Lauter
Senior Vice President and Chief Financial Officer (On behalf of the Registrant and as its principal financial officer)